EXHIBIT 4.2

KODIAK OIL & GAS CORP.
INCENTIVE STOCK OPTION AGREEMENT

        This INCENTIVE STOCK OPTION AGREEMENT (the “Agreement”) is made this _____ day of _______, ___, by and between Kodiak Oil & Gas Corp., a Yukon Territory corporation (the “Company”) and ________, an individual resident of _________________ (“Employee”).

         1.        Grant of Option.  The Company hereby grants Employee the option (the “Option”) to purchase all or any part of an aggregate of ________ shares (the “Shares”) of Common Stock of the Company at the exercise price of _____ per share according to the terms and conditions set forth in this Agreement and in the Kodiak Oil & Gas Corp. 2007 Stock Incentive Plan (the “Plan”). The Option will be treated as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). The Option is issued under the Plan and is subject to its terms and conditions. A copy of the Plan will be furnished upon request of Employee.

          The Option shall terminate at the close of business ten years from the date hereof.

        2.        Vesting of Option Rights.

        (a)        Except as otherwise provided in this Agreement, the Option may be exercised by Employee in accordance with the following schedule:

On or after each of the following dates ________________________ [Each of the first, second and third anniversaries of the date of the grant]	Number of Shares with respect to which the Option is exercisable ________________________ [1/3]

        (b)        During the lifetime of Employee, the Option shall be exercisable only by Employee and shall not be assignable or transferable by Employee, other than by will or the laws of descent and distribution.

        (c)        Employee understands that to the extent that the aggregate fair market value (determined at the time the option was granted) of the shares of Common Stock of the Company with respect to which all options that are incentive stock options within the meaning of Section 422 of the Code are exercisable for the first time by Employee during any calendar year exceed $100,000, in accordance with Section 422(d) of the Code, such options shall be treated as options that do not qualify as incentive stock options.

        3.     Exercise of Option after Death or Termination of Employment

        The Option shall terminate and may no longer be exercised if Employee ceases to be employed by the Company or its affiliates, except that:

    (a)        If Employee’s employment shall be terminated for any reason, voluntary or involuntary, other than for “Cause” (as defined in Section 3(e)) or Employee’s death or disability (within the meaning of Section 22(e)(3) of the Code), Employee may at any time within a period of 3 months after such termination exercise the Option to the extent the Option was exercisable by Employee on the date of the termination of Employee’s employment.

(b) If Employee’s employment is terminated for Cause, the Option shall be terminated as of the date of the act giving rise to such termination.

    (c)        If Employee shall die while the Option is still exercisable according to its terms or if employment is terminated because Employee has become disabled (within the meaning of Section 22(e)(3) of the Code) while in the employ of the Company and Employee shall not have fully exercised the Option, such Option may be exercised at any time within 12 months after Employee’s death or date of termination of employment for disability by Employee, personal representatives or administrators or guardians of Employee, as applicable or by any person or persons to whom the Option is transferred by will or the applicable laws of descent and distribution, to the extent of the full number of Shares Employee was entitled to purchase under the Option on (i) the earlier of the date of death or termination of employment or (ii) the date of termination for such disability, as applicable.

(d) Notwithstanding the above, in no case may the Option be exercised to any extent by anyone after the termination date of the Option.

    (e)        “Cause” shall mean (i) the willful and continued failure by Employee substantially to perform his or her duties and obligations (other than any such failure resulting from his or her incapacity due to physical or mental illness), (ii) Employee’s conviction or plea bargain of any felony or gross misdemeanor involving moral turpitude, fraud or misappropriation of funds or (iii) the willful engaging by Employee in misconduct which causes substantial injury to the Company or its affiliates, its other employees or the employees of its affiliates or its clients or the clients of its affiliates, whether monetarily or otherwise. For purposes of this paragraph, no action or failure to act on Employee’s part shall be considered “willful” unless done or omitted to be done, by Employee in bad faith and without reasonable belief that his or her action or omission was in the best interests of the Company.

        4.        Method of Exercise of Option. Subject to the foregoing, the Option may be exercised in whole or in part from time to time by serving written notice of exercise on the Company at its principal office within the Option period. The notice shall state the number of Shares as to which the Option is being exercised and shall be accompanied by payment of the exercise price. Payment of the exercise price shall be made in cash (including bank check, personal check or money order payable to the Company).

        5.        Miscellaneous

        (a)        Plan Provisions Control. In the event that any provision of the Agreement conflicts with or is inconsistent in any respect with the terms of the Plan, the terms of the Plan shall control.

        (b)        No Rights of Stockholders. Neither Employee, Employee’s legal representative nor a permissible assignee of this Option shall have any of the rights and privileges of a stockholder of the Company with respect to the Shares, unless and until such Shares have been issued in the name of Employee, Employee’s legal representative or permissible assignee, as applicable.

        (c)        No Right to Employment. The grant of the Option shall not be construed as giving Employee the right to be retained in the employ of, or as giving a director of the Company or an Affiliate (as defined in the Plan) the right to continue as a director of the Company or an Affiliate with, the Company or an Affiliate, nor will it affect in any way the right of the Company or an Affiliate to terminate such employment or position at any time, with or without cause or remove a Director in accordance with applicable law. In addition, the Company or an Affiliate may at any time dismiss Employee from employment, or terminate the term of a director of the Company or an Affiliate, free from any liability or any claim under the Plan or the Agreement. Nothing in the Agreement shall confer on any person any legal or equitable right against the Company or any Affiliate, directly or indirectly, or give rise to any cause of action at law or in equity against the Company or an Affiliate. The Option granted hereunder shall not form any part of the wages or salary of Employee for purposes of severance pay or termination indemnities, irrespective of the reason for termination of employment. Under no circumstances shall any person ceasing to be an employee of the Company or any Affiliate be entitled to any compensation for any loss of any right or benefit under the Agreement or Plan which such employee might otherwise have enjoyed but for termination of employment, whether such compensation is claimed by way of damages for wrongful or unfair dismissal, breach of contract or otherwise. By participating in the Plan, Employee shall be deemed to have accepted all the conditions of the Plan and the Agreement and the terms and conditions of any rules and regulations adopted by the Committee and shall be fully bound thereby.

        (d)        Governing Law. The validity, construction and effect of the Plan and the Agreement, and any rules and regulations relating to the Plan and the Agreement, shall be determined in accordance with the internal laws, and not the law of conflicts, of the Yukon Territory.

        (e)        Severability. If any provision of the Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Agreement under any law deemed applicable by the Committee (as defined in the Plan), such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Agreement, such provision shall be stricken as to such jurisdiction or the Agreement, and the remainder of the Agreement shall remain in full force and effect.

        (f)        No Trust or Fund Created. Neither the Plan nor the Agreement shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and Employee or any other person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

        (g)        Headings. Headings are given to the Sections and subsections of the Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Agreement or any provision thereof.

        (h)        Conditions Precedent to Issuance of Shares. Shares shall not be issued pursuant to the exercise of the Option unless such exercise and the issuance and delivery of the applicable Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, the requirements of any applicable stock exchange and the laws of the Yukon Territory. As a condition to the exercise of the purchase price relating to the Option, the Company may require that the person exercising or paying the purchase price represent and warrant that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation and warranty is required by law.

        (i)        Withholding. If Employee shall dispose of any of the shares of Common Stock acquired upon exercise of the Option within two (2) years from the date the Option was granted or within one (1) year after the date of exercise of the Option, then, in order to provide the Company with the opportunity to claim the benefit of any income tax deduction, Employee shall promptly notify the Company of the dates of acquisition and disposition of such shares, the number of shares so disposed of, and the consideration, if any, received for such shares. In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to assure (i) notice to the Company of any disposition of the shares of the Company within the time periods described above, and (ii) that, if necessary, all applicable federal or state payroll, withholding, income or other taxes are withheld or collected from Employee.

        (j)        Consultation With Professional Tax and Investment Advisors. The holder of this Option acknowledges that the grant, exercise, vesting or any payment with respect to this Option, and the sale or other taxable disposition of the Shares acquired pursuant to the exercise thereof, may have tax consequences pursuant to the Code or under local, state or international tax laws. The holder further acknowledges that such holder is relying solely and exclusively on the holder’s own professional tax and investment advisors with respect to any and all such matters (and is not relying, in any manner, on the Company or any of its employees or representatives). Finally, the holder understands and agrees that any and all tax consequences resulting from the Option and its grant, exercise, vesting or any payment with respect thereto, and the sale or other taxable disposition of the Shares acquired pursuant to the Plan, is solely and exclusively the responsibility of the holder without any expectation or understanding that the Company or any of its employees or representatives will pay or reimburse such holder for such taxes or other items.

        IN WITNESS WHEREOF, the Company and Employee have executed this Agreement on the date set forth in the first paragraph.

KODIAK OIL & GAS CORP.

By:  __________________________________
Name:  ________________________________
Title:  _________________________________

EMPLOYEE

______________________________________
Name:  ________________________________